Exhibit 99.1

Date:	October 26, 2009	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated 584 Derby-Milford Road P. O. Box 549 Orange, CT 06477 203-799-4100

Contact:	William R. Sperry
HUBBELL ANNOUNCES PUBLIC OFFERING OF CLASS B COMMON STOCK
ORANGE, CT, (October 26, 2009) — Hubbell Incorporated (NYSE: HUBA, HUBB) announced today its intention to offer, subject to market and other conditions, 2,600,000 shares of its Class B common stock pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). In connection with the offering, Hubbell expects to grant the underwriters an over-allotment option for a period of 30 days to purchase up to an additional 390,000 shares of Class B common stock.
Hubbell intends to use the net proceeds of the offering for general corporate purposes, including the repayment of approximately $66 million in short-term commercial paper borrowings which were used to fund the acquisition of FCI Americas, Inc. (the business known as Burndy®).
Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as joint book-running managers for the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and the related prospectus supplement.
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Interested persons may obtain copies of the prospectus and the related preliminary prospectus supplement from Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014 (email address: prospectus@morganstanley.com) or by calling (866) 718-1649 or J.P. Morgan Securities Inc., Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717 or by calling (631) 254-1735.
Forward-Looking Statements
Certain statements contained herein may constitute “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about capital resources, performance and results of operations and are based on our reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions and economic recovery are forward looking. Forward-looking statements may be identified by the use of forward-looking words, such as “intend” and similar words and phrases. Factors, among others, that could cause our actual future actions to differ materially from those described in forward-looking statements include, but are not limited to market conditions and other factors described in our SEC filings. Any such forward looking statements are not guarantees of future performances and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Orange, CT.
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